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                                                                    Exhibit 99.1

                               HARRIS INTERACTIVE

                              Moderator: Dan Hucko
                                  July 31, 2003
                                  7:30 a.m. CT


Operator:         Good day, and welcome to this Harris Interactive fourth
                  quarter 2003 earnings conference call. Today's call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to the Vice President of Corporate Communications, Mr. Dan Hucko. Please go ahead, sir.

Dan Hucko:        Thank you. Ladies and gentlemen, good morning and
                  welcome. With me this morning are Dr. Gordon Black, our Chairman and Chief Executive Officer, Mr. Albert Angrisani, our President and Chief Operating Officer, and Mr. Bruce
                  Newman, our Chief Financial Officer.

                  A replay of this Web cast, including questions and answers, will also be available on our Web site at approximately 11 a.m. Eastern Time today, and will be archived there for 30 days.

                  A number of forward-looking statements will be made during this conference call, these forward-looking statements are based on current expectations and are subject to risks and uncertainties that could make actual results differ from those that will be discussed today. Additional detailed information concerning a number of factors that could cause actual results to differ from the information that will be given today is readily available in the risk factors section of our most recent annual report on Form 10-K dated September 30th, 2002, and filed by Harris Interactive with the Securities and Exchange Commission.

                  During the call today we will be discussing, among other things, EBITDA, which is a non-GAAP financial measure. We have included a reconciliation of EBITDA to the company's net income, which we believe to be the most directly comparable GAAP measure in the EBITDA table attached to the earnings release furnished to the SEC under Form AK on July 30th, 2003, a copy of which may be found on the company's Web site.

                  And now I'd like to introduce Bruce Newman, our CFO -- Bruce.

Bruce Newman:     Thanks, Dan. We are pleased to announce another successful quarter, one highlighted by record revenues as the conversion to the Internet accelerates. For the sixth quarter in a row, our results have shown an increasing net profit over the previous quarter. In addition, we now have cash levels of close to $40 million.

                  Specifically revenue for the fourth quarter was $35.7 million, up 20 percent on a true organic basis compared to Q4 of last year. Internet revenue for the quarter was $18.1 million, up 47 percent over Q4 last year. Our Internet revenue now exceeds 50 percent of our global revenue, up from 41 percent a year ago.

                  Essentially our traditional revenue has stayed relatively flat over the year, while the Internet component has increased. For the full year-over-year, Internet revenue is up 48 percent.

                  Value added, which is revenue less outsource direct project costs increased proportionately to our revenue growth, and also increased slightly on a percentage basis to 69 percent over last quarter.

                  This quarter's labor costs as well as SG&A mostly tracked in line with the three previous quarters this year, further proving our business model. We are now consistently growing our profit by generating additional value added revenue with virtually no dollar increase in labor and overhead costs.

                  There were a few non-routine costs incurred this quarter. First we incurred approximately $600,000 in severance and related costs associated with reorganizing the U.K. management team, and the closing of one of our four U.K. offices. In addition, given that many of our lines of business in the U.S. exceeded their profit targets for the year as compared to our original budget, we incurred additional incentive compensation expense.

                  This all resulted in a pre-tax profit for the quarter of $2.5 million, or five cents a share, comparable to Q3, but versus a $200,000 profit in Q4 last year. Overall for the year, we had pre-tax earnings of $8.2 million versus a $15 million loss last year.

                  As discussed on previous calls, up until now we had recorded a full valuation allowance against our deferred tax assets, substantially comprised of net operating loss carry forwards. Based on our consistency of generating profits, in Q4 we were required by accounting rules to reverse some of this valuation allowance to the extent of $3 million, or five cents per share, bringing our after-tax profits to 10 cents per share.

                  On June 30th we had $39.1 million in cash and marketable securities, up from $35 million on March 31st, and $28 million last June 30th. During the quarter we used $400,000 in cash for fixed asset additions, bringing our full cap ex amount for the year to $2.1 million. This is about $500,000 lower than budgeted, but fully in line with our needs.

                  Also during the course of the year, particularly the last six months, our cash balances increased by close to $3 million through the exercise of stock options.

                  Looking forward into our fiscal 2004 which began July 1st, we expect revenues to be approximately $144 million. We estimate pre-tax earnings to be at least 26 cents per share. For Q1 ending in September we expect revenues of between 34 and $36 million, and pre-tax earnings of five to seven cents per share. We also expect our cash position to grow by another several more million dollars.

                  As I just noted, we have begun to reverse the valuation allowance against our deferred tax assets on account of our net operating loss carry forwards, and we continue to generate profits, we will continue to assess this allowance for potential reversal. However we will provide forward-looking guidance on a pre-tax basis only.

                  We are extremely proud of our recent results and look forward to our continued success. And with that I'd like to turn it to Al.


Albert Angrisani: Thank you, Bruce. Now you just heard Q4 was another excellent quarter that capped an excellent fiscal year for Harris Interactive. It was our sixth consecutive quarter of improved profitability since the November 2001 merger with Total Research, and we're very, very pleased about that.

                  Since then our principal goal has been to create a highly profitable and well-managed company, and I believe we have achieved that. In my opinion, our year-over-year financial and operating results have been nothing less than spectacular, and here is why. Revenue has grown from 100.1 million to 130.6 million in fiscal '03, for -- representing a 30 percent year-over-year increase in revenue. Sales or bookings, as we say, grew from 107.5 million in fiscal '02 to 141 million in fiscal '03, representing 31 percent year-over-year growth.

                  Income went from a net loss of 14.8 million in fiscal '02 to an 8.2 million gain in fiscal '03. This represents a $23 million turnaround on the bottom line in one year.

                  EBITDA, or operating profits for all practical purposes, went from a loss of 9.6 million in fiscal '02 to a positive 13.3 million in fiscal '03 for a $23 million turnaround in operating performance in one year. This turnaround in my opinion demonstrates the true operating leverage of the Internet business. In addition we have generated approximately $12 million in cash in fiscal '03 versus burning about 15 million in cash in fiscal '02.

                  And finally, and perhaps most important, our stock performance reflects the turnaround in operating performance in fiscal '03. Over the course of the year, our stock has increased from approximately $2 a share to its recent high of over $8 a share. Clearly for those stockholders who have faith in this company and its management, fiscal '03 was a year of great rewards.

                  Looking forward to fiscal '04, we like everyone in our industry will continue to be affected by the development in the economy. However, let -- however, let me give you some of the operating highlights behind our performance that speak well for the future. At the end of June, the value of our total proposals outstanding or pipeline as we say stood at $73 million.

                  The average value of our non-service bureau proposals has increased approximately 15 percent from $86,000 in September to $100,000 as of the end of June. Our revenue backlog going into Q1 was 36 million, of which very importantly 25.5 million will be converted to revenue in the first quarter. Thus over 70 percent of our Q1 projected revenue was already booked into the backlog at the beginning of the quarter, which is excellent.

                  We are now spreading our Internet sales program to the United Kingdom, which we believe is our next big growth opportunity. We also reorganized our management and operations in the U.K. in Q4, plus we've instituted new sales, tracking, and covered systems that will allow us to monitor and adjust our sales efforts more accurately going forward. And even as we speak, new talent, managerial, sales and research is being recruited, hired, and trained in the U.K. New Internet products are being introduced, and our marketing program is being ramped up. As a result of all these initiatives, we expect a meaningful revenue and profit contribution from United Kingdom in fiscal '04.

                  My final comments about Q4 and fiscal '03 have to do with our management team and the new management culture at Harris Interactive. Our managers have made the transformation, as we like to say, and now operate as a tightly integrated, highly focused team that is dedicated to the singular goal of continuing the profitable growth of this business and this company.

                  The management team has embraced and mastered the new sales and operating systems that have been developed since the Total Research merger, and the results prove that. For fiscal '04, we all have agreed to intensify our focus and execute our operating plan even more efficiently than we did in fiscal '03. I firmly believe that we have an excellent operating plan for fiscal '04, as well as an excellent management team to deliver results.

                  In closing, I want to thank the management team for what I consider to be the best performance in our industry this year. Great job, everyone.

                  And now I'd like to turn the call over to Dr. Gordon Black, our Chairman, Chief Executive Officer, and the visionary behind Harris Interactive.

Gordon Black:     Thanks, Al, good remarks. As you can understand, we feel that we've had a very successful year, the first of what we believe will be a string of very successful years. Bruce and Al have reviewed the numbers with you, but let me take those numbers and provide ((inaudible)). This conclusion is that our business continues to grow very healthy rate of somewhere around 20 percent overall on an annual basis. Virtually every piece of data points to a continuation of this trend, at least in the short run.

                  For example, our sales booking rate for the second half of the year is at an annualized $150 million rate. Our growth rate in the fourth quarter, compared to last year, all of it organic is at 20 percent. Our backlog, hit rate on proposal, and proposal rates are all still extremely healthy by historic standards.

                  However, it is important to recognize that our growth overall includes about $30 million in revenue in Europe and Japan that have been largely flat for the last year. Compared to our Japanese colleagues, they have grown nicely in the last year, but it has been offset somewhat by contraction in the United Kingdom.

                  By implication, our growth rate in the United States where our Internet assets are fully deployed is much higher at 29 percent on an annualized basis. This 20 percent growth rate is to the organic, and not based on acquisition revenues. Also we added $20 million in Internet revenue during the year, which represents two-thirds of our $30 million growth of the past year, and all of this is organic.

                  The engine behind this growth is the expansion of our Internet-based revenue -- market research revenues in the United States. Overall these revenues have expanded 46 percent for the year, and continue to expand at that rate of 47 percent in the fourth quarter. Since the total reported market for Internet research expanded by less than 25 percent in the United States last year, one must logically conclude that we are gaining market share. Although we are realistic enough to realize that it will be hard to maintain such a high growth rate into the future, at this point see any sign that it's likely to diminish very much in the short run in the United States.

                  The second conclusion is that our business model works just about as we have said it would work all along. The Internet business model is a factory model with very high capital costs and very low labor costs in the form of laboring incentives -- variable costs in the form of labor incentives. As we grow the firm's level above the break even point, which we did during the first quarter of last year, we have argued that we would realize net operating profits on the additional revenue of somewhere around 50 percent. For the fourth quarter last year we did 29.8 million in revenue and basically broke even, this year we did 35.7 million in revenue with a 2.5 million in profit, which is about 42 percent of the additional revenue.

                  This profit would have been somewhat higher, and was higher on a percentage basis in the third quarter, but we booked several unusual expenses this quarter. These included some expenses for executive searches, sales commissions for a much higher sales rate than anticipated in the second half of the year, and some reorganization and restructuring costs in the U.K.

                  These expenses not with -- not withstanding all of our internal data, points in the direction of expanding margins, expanding profitability, and a business model that is substantially more profitable than a traditional business model in the market research industry. On a percentage basis, our EBITDA is expected to reach or exceed 15 percent range by the fourth quarter of fiscal '04.

                  Another conclusion is that we expect a very strong first quarter. Bruce gave you a forecast of 34 to 36 million in revenue, and five to seven cents in profit. Our first quarter provides a baseline for the year as a whole, it is traditionally our weakest quarter in the year due to seasonality associated with vacation periods in the summer months, and we then add revenues during the rest of the year over the first quarter figures. Last year our first quarter revenues actually increased somewhat over the previous fourth quarter rather than contracting five to eight percent that we normally expect.

                  As a result, we made a million dollars in profit, or two cents in share, rather than the breakeven we had forecasted. Over the course of the year, we added about $10 million in revenue above the $120 million run rate established in the first quarter, and we added more than $7 million in profit.

                  We are very confident that we will deliver at least five cents of profit if the revenues contract somewhat to the $34 million range. ((inaudible)) closer to the seven percent figure -- seven set figure if the revenues hold up quarter-by-quarter as they did last year. The reason for this confidence is many of our costs are lower during the summer months due to lower levels of business activities, particularly in August. And if we have a very strong first quarter, we will probably revise our estimates for the year accordingly as we did last year.

                  Final conclusion involves what we need to do to continue the exceptional growth we have enjoyed over the past couple of years. The answer is simple, we need to focus our development efforts on Europe and build our Internet revenues over there as rapidly as we can. We have this year begun the process of building the database that is required to do online research in Europe. Our objective is to expand this as rapidly as we can over the one million mark with the geographical diversity that will allow us to conduct research in the major countries.

                  We have allocated the funds to support this expansion. Today it is a matter of gaining partnership agreements that will speed up this process. We are working very hard on this objective, and we will report developments as they are completed.

                  In anticipation of this, however, we have reorganized our European operations and they are committed to undertaking a full-scale marketing and sales effort to sell our Internet capabilities over there. I expect to spend a great deal of time over there this fall and winter supporting the marketing and sales efforts just as I spent a great deal of time over there in the spring.

                  We recently announced a series of other steps all designed to support the continued growth of the firm into a major market research firm that we are convinced we can become. This included -- the reorganization of our European assets, which I just mentioned, at the same time we reorganized our command structure in the U.S., making Greg Novak the President of U.S. Operations, where he will take over some of the day-to-day supervision that Al Angrisani exercised over the past 18 months. We also announced that we are engaged in a search to find someone who can come into the firm to replace me as the CEO.

                  We are entering a new period where the firm has a substantial opportunity to add revenues and intellectual talent through acquisitions. We have about $40 million in cash and substantial ability to borrow if we need to, and no debt to speak of. Moreover, we have just concluded the very successful integration of Harris Interactive and Total Research.

                  The moves we announced this week were all designed to permit us to develop and acquire the management strength to pursue acquisitions and additional organic growth. Under this plan, assuming we find a strong candidate, I will move to full time Executive Chairman, focusing my time and attention on major account sales and marketing, European and Japanese expansion, our long-term strategy and product development, and continue to speak to the investment community.

                  The organization with Greg Novak and George Terhanian will provide Al with much more time to focus on an additional acquisition, and the process will allow an appropriate successor to me time to make the transition, and senior management in a manner that will provide real continuity of leadership.

                  But if we were going to grow to a $500 million firm and more, we must have a proper succession plan, and we need additional management talent to do it. I intend to contribute to -- I intend to continue to contribute the things that I do best, and I will happily support a strengthened management team that will continue our growth.

                  And now with that, any questions.

Operator:         Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are on a speakerphone, please make sure that you mute function is turned off to allow your signal to reach our equipment. Once again that is star one to ask a question. We'll go first to Brett Manderfeld with Piper
                  Jaffray.

Brett Manderfeld: Good morning, guys.

Male:             How are you?

Brett Manderfeld: Doing well, thank you. My first question relates to the U.K.
                  restructuring. Is that complete now, or will we see still some lingering costs as we move forward into the next fiscal year?

Male: It's all complete with the exception of about $200,000, there is one other person who is leaving in this first quarter, and so those...

Brett Manderfeld: OK good, how about the search as well? Is that -- is that fee
                  -- those fees already paid? Or will there be a success fee that will need to be paid as well?

Male: Virtually all of the fees have been paid, there might be travel costs, there's no additional success fee.

Brett Manderfeld: OK, excellent. And related to your guidance and after listening to Gordon, my sense is that you know, you're looking at this conservatively, but if you just take the mid point of the guidance for the second quarter and annualize that, it comes to a 24 cent number for all of '04, and you're guiding to 26 cents. Is that -- am I missing something there? Or are you just choosing to be very conservative?

Male: Well that -- first all I'll let Gordon speak to that, but the -- that's annualizing the mid point of the first quarter, not the second quarter.

Brett Manderfeld: Yes, excuse me, the first quarter.

Male: You know, there really is no great advantage for us in being too aggressive with regard to the forecast, we -- you know, we obviously have a high degree of disability over the first quarter. The first quarter does set up the rest of the year. By memory, we've never had a second, third, or fourth quarter that was ever less than the first quarter, I can't remember when in our history. So the assumption is that our revenues will continue to grow.

                  Last year at this time when we had the first quarter, we knew what the first quarter was going to look like, we did a revision of the guidance upwards because it at that point was realistic to make that assumption. So the answer is yes, we're being conservative, and at this point, and we will be probably less conservative in October.

Brett Manderfeld: OK, excellent. And, Gordon, what are your expectations in
                  Europe? When do you expect to see an acceleration in revenue there?

Gordon Black:     I actually think we're going to see an acceleration all
                  year in Europe. At this moment there is planning going underway to ((inaudible)) actually already done a substantial effort in sales calls over there. Sales calls always take three to five to six months to start to have a real impact.
                  George Terhanian has been over there, I called on some 30 accounts, he's called on 100 accounts since the first of the year. And we're beginning to see an RFP flow over there, and we're beginning to see some wins actually.

                  Part of it depends on how rapidly we can go about our database, and hopefully I'll have something more to say about that later this quarter. But my plan this moment is to go back over there for as much as six to 10 weeks to call on accounts, particularly in France and Germany where we have not made the kind of calls we need to be able to make. And frankly I think it's going to ramp up very rapidly, I mean you know, we've -- again we've put together a pretty conservative plan on our -- what our expectations are, but my expectation is that once it starts to track, once you start to get people using the Internet, the experience in the United States should not be significantly different than there, and they start to move forward to transition a lot of work over to the Internet.

                  You know, it's a -- it's almost like a -- it's an exponential growth curve, it's fairly low levels of activity for a period of five to six months, and then all of a sudden they start to transition research, and it can amount to growth. And that's really what my expectation is.

                  One of the things that I was shocked to discover ((inaudible)) was that there was effort being made by our competitors to promote Internet research. But that is beginning to change because we're making the effort. There's also change because in the Great Britain online forecast, we have elections with a small company called (Ugov), has become the most successful model for forecasting elections in U.K., and it's become widely known that that's the case and my expectations are very positive this year for Europe.

Brett Manderfeld: Excellent. Thanks for the explanation. My final question, just if you could touch on the strength by vertical and market, especially in the U.S. Thanks, guys.

Gordon Black:     Well the -- our healthcare practice continues to be extremely robust. And I see no reason why we should expect anything less than that. Very sharp, competitive advantages in those areas, we continue to build on those advantages ((inaudible)) some -- and patients. In the non-healthcare sector, we've experienced very rapid growth in our technology sector, which is beginning to recover, it's partly as a function of the fact that it's actually beginning to recover and act like it has some life.
                  And that has been growing, and again that's supported by the panel we have of 125,000 tech and telecommunications buyers.

                  Our financial services industry segment has been shown exceptional growth this year, and is a -- and is becoming a fairly sizable piece of our business, as a matter of fact. And any -- if you -- if there's any other that I'm missing ...

Male:             Probably the other area is the CLM, the customer ...

Gordon Black:     Oh yes, right.

Male: ... loyalty management group has had a very strong year, and they added a few additional clients. And they tend to have much larger size, projects, and more tracking in nature. And they had a real successful year ((inaudible)) looks real strong for them as well.

Brett Manderfeld: Excellent, thank you.

Operator:         We'll go next to Kevin Sullivan with Lehman Brothers.

Kevin Sullivan:   Good morning, guys. A couple questions. One can you just
                  remind us where the pipeline stood at the end of March, and what sort of visibility you feel you have into the revenue guidance of the first quarter? Secondly, Gordon, can you just talk about whether or not you've seen any acceleration in terms of RFPs to the U.S. since, you know, late March or early
                  April? And then finally, Bruce, if you could just talk about what the run rate is for the sales and marketing line as we head into the new year, and then you know, what you're thinking about in terms of database development costs, that would be helpful. Thank you.

Male: Yes, let me -- let me try to put it in perspective. About a year ago at this time when we -- you know, when we were announcing our earnings, the pipeline on proposals was a little -- just barely a hair about $50 million, and it's up around $75 million now. ((inaudible)) back to comparison of roughly about a 50 percent increase in the -- in that pipeline
                  ...

Kevin Sullivan:  OK.

Male: ... that's pretty accurate. We do have seasonality, and this tends to be a somewhat softer period, but it's not -- it doesn't say anything about the rest of the year. What it does it just says that we've got some seasonality in the summertime, and therefore our proposal pipeline is softer in the summertime, as it was last year.

                  In terms of our visibility, our visibility on the revenues coming into the quarter, as Al had said, is -- was over 70 percent again. And that's again up above what it has been historically, it's higher, in one of our groups it's up around 88 percent, so it's a fairly high degree of visibility on the -- on the quarter, that's one of the reasons why we can afford to be fairly confident with regard to what the -- what the quarter looks like at this point.

                  And what was your -- any other questions?

Male: The last would be the sales is right around nine percent, the commission component is around, you know, six and a half to seven, and then the rest is marketing and admin, other advertising, you know, travels into clients, that thing, that kind of stuff. And with regard to database spend, the spend that we had in this past year was in the million and a half dollar range, and we are budgeting fiscal '04 to be in the two and a half million dollar range as the -- as the arrangements we've made, you know, have a full year impact and as we expand in Europe, the expenditures are going up in that area.

Male: The other piece of information you didn't ask, but it's -- but it's worth noting, is that about a year ago our hit rate rose sharply, largely as a result of the high level of customer satisfaction scores we were getting from our clients. And it went up from about range 20 to 25 to 30 percent, it went up to 50 percent on average, and that means that sometimes at 55 and sometimes just 45. That continues to be the case, that has not changed significantly at all.

                  Our hit rate on proposals that are actually granted, roughly about 25 to 30 percent of the proposals never get funded. But the actual hit rate has been very consistently in the 45 to 55 percent range, and continues there.

Kevin Sullivan:   Great, thank you.

Male:             Thank you.

Operator:         We'll go next to Jim Bartlett with Bartlett Investors.

Jim Bartlett:     Yes, could you give a little more definition of the
                  compensation expense -- incentive compensation expense that was in the quarter given that big jump up in SG&A. And the --
                  I assume that $600,000 restructuring was also in there.

Male: Yes, the -- we have, you know, two basic incentive plans, one is a commission plan for sales bin, and then one is a bonus plan for our practiced leaders and management group. And as we've been talking about all year, the U.S. has basically been exceeding its plans, compensating for the shortfall in the -- in the U.K. And our plans are such that, you know, there is a base payout at 100 percent of plan, and then accelerating, you know, payout, you know, on the overage. And, you know, many of the teams and lines of business in the -- in the U.S. and U.S. overall, you know, exceed their plan, and you know that overage occurs in Q4 and so the extra, you know, comp expense also hits in Q4.

Jim Bartlett:     How much was that?

Male:             It was about $600,000 more than budgeted.

Jim Bartlett:     OK, and that's for both commission and bonus?

Male:             Combined, yes.

Jim Bartlett:     Combined.

Male: And both -- these are all, you know, there's no change in the plans as approved by the board of directors, it was more just in the execution on ((inaudible)) wasn't a -- you know, say discretionary things that were -- that were done, it was all, you know, approved plans that have been in place for the whole year.

Jim Bartlett:     OK, so the -- so basically then in the -- and all
                  this is in G&A expense, is that correct?

Male: Well the commission side shows in the upside, and then you know, the management bonuses show in the G&A side, yes.

Jim  Bartlett:    So that's -- OK, so about a million two extra in
                  both of those categories in the fourth quarter.

Male:             Correct.

Jim  Bartlett:    That should not be repeated in the first quarter...

Male:             That's correct.

Jim Bartlett:     ... for the 200,000 additional that you have in that
                  U.K. restructuring?

Male: Correct. Though also when you look at Q1, the running rate just from our normal business, you know, slows down in say the commission area and the marketing and advertising and travel area as there's a much, you know, slower level of activity in the July and August timeframe. You get kind of a double wham, you have the 1.2 million that you don't, you know, that was extra, and then the running rate itself slows down during the summer.

Jim Bartlett:     Right. OK, thank you, Al.

Male:             Thank you.

Male:             That was Bruce.

Operator:         Once again it's star one to ask a question, and we'll go next to Wilson Jaeggli with Southwell Partners.

Wilson Jaeggli:   Thank you. A couple of questions just to follow up I guess on the last one here. You're talking about a million two in expenses that won't fall into the September quarter. Is that the reason for the decline in your operating margin income in this quarter versus the previous quarter?

Male:             Oh, absolutely.

Wilson Jaeggli:   OK. Secondly, you've just completed a great year of growth here of 30 percent top line. You're now giving a forecast of only 10 percent for the -- for the upcoming year. Why is that?

Male: You know, that -- it -- that's a hard question to answer, because expectation we have is that we will do at least 144 million. And frankly it would be a shock to me if we were -- if we had a growth rate this year that was organic at less than 15 percent. So you can just assume that we're being relatively conservative about it.

Wilson Jaeggli:   I can understand that, but that conservativeness is pretty substantial, 10 percent versus 30. So is there -- I mean are we coming off a easy comparison base of physical year a year ago? Or is there some growth here that you just see slowing down? Or ...

Male: Oh the 30 percent growth has basically 20 percent of it -- two-thirds of it is organic growth, and it's basically all Internet growth. If you look at the way the business set up for the year ((inaudible)) at roughly $30 million -- 30 million of top line growth over the year, 10 million of which was part of the acquisition of total, and 20 million was all Internet growth, I mean that -- the Internet revenues grow -- grew from 40 to 60 million, I mean it's as simple as that. And that can't be acquisitions since we are acquiring any Internet revenue.

                  So organic growth rate this year was 20 percent, it was 20 percent in the -- in the last -- the last quarter. And if you look at the figure of the forecast for this quarter, it's in the 13 to 19 percent for the first quarter, and quite frankly I would expect, and that was exactly what we did last year, at the end of the first quarter when we had a better visibility on the year if we would raise the estimate on the -- on the growth rate for the year. Last year we came in and said we were -- we expected 10 to 15 percent growth, we were underestimated frankly, we were -- we were surprised by how robust the growth rate was on the Internet, and we ended up with a 20 percent growth rate.

                  This year we said we'll get at least 144 million, our run rate on our sales has been about 150 million, and so we have a very high degree of confidence we're going to exceed that number, how far we'll exceed that number will be -- depend in part on what we find out in the first quarter. But you know, you're right, it is -- it is a somewhat conservative -- well it's a very conservative posture. And I will tell you that in the first quarter, if it -- if we continue to see the growth at the higher rate, we're going to revise it upwards, the estimate.

Wilson Jaeggli:   OK.

Bruce Newman:     And actually what it -- this is Bruce now. In -- the volume increase really proves our profit model, which is with a relatively modest increase of say, you know, $15 million in revenue. You're going to see, you know, six million or so drop to the bottom line, and that's because of the high fixed -- you know, the fixed cost arrangement is high, and the variable cost is low, so you have the extra revenue and most of it drops to the bottom line, and that's in essence what we've been showing over the last, you know, five, six quarters.

Wilson Jaeggli:   OK. Gordon, another question here Europe. When are you going to have the database that's required so that you can offer the same Internet services in Europe that you do in the U.S.?

Gordon Black:     That's a -- that's a question that I can probably -- I hope I will be able to answer more by the end of this month -- by the end of next month, or end of August. But the answer is that we are -- we are adding additional names currently in Europe at the rate of about 1,500 people a day through existing
                  ((inaudible)), we don't announce the number of people we have in Europe at this point, but it's about 30 percent of what we need at the -- if the ((inaudible)) expect that we will more than double the number of people we currently have by the end of the calendar year. And frankly we think we can do better than that.

                  There are a number of potential databases available to us in Europe now, and we have been in negotiations with a number of different people. The problem you have in Europe is little different than the problem in the United States because when we gain people in the United States and we've added about a million people in the last year in our database in the United States, if we add it fairly evenly across the entire country, because it's one country with one language, and we get people through Yahoo and through other relationships all over the country, it's kind of a -- kind of in proportion to the population.

                  In Europe it's not quite that way, because in fact the sites that we negotiate with tend to have predominantly a German population, or predominantly a French population, or predominantly an English population, Yahoo is the exception to that. Yahoo in fact adds names fairly much in a Pan European way because they tend to be the dominant site in most of the -- to the countries over there.

                  So my expectation is that we will have a highly marketable database by the end of the calendar year, if not sooner. And quite honestly if there's anything I can do about it, it'll be sooner than that.

Wilson Jaeggli:   OK, Gordon thank you, and congratulations on a good year.

Gordon Black:     Thank you.

Operator:         We'll go next to Kevin Foley with Constitution Research.

Kevin Foley:      Hey guys, how are you?

Male:             Hi.  Good.

Kevin Foley:      Just a quick question on the revenue following up on that
                  growth. A way to look at it that you'll continue to have the Internet growth of 25 percent, inline with the industry, and then the traditional business flat.

Male:             No.

Kevin Foley:      Is that kind of where the guidance comes from?

Male: No, actually the guidance on the industry -- the industry's growth rate on the Internet revenue has dropped off, the forecast has dropped off to actually under 20 percent. Our growth rate, however, continues in the last quarter to be at 47 percent, it's been in the 45 to 50 percent range all year long. We simply do not see any slackening in the proposals or in the proportionality of our business.

                  We do not see the slacking in the industry, and there is a reason for the disconnect. The initial growth rate in the industry occurred in two market segments that we were not particularly strong intellectually in. One of them had to do with concept test, and the other had to do with product testing, and there are some other companies that have historically had ((inaudible)) position in those niches. That revenue converted very quickly over to the Internet.

                  But it's almost all used up currently, and what's happening is the use of the Internet is expanding across all of the industries and all of the methodologies that are currently available, where we are much stronger and what's happening is we're gaining market share, substantially gaining market share. You know, our current growth rate on a percentage basis in our Internet revenue is close to two to three times what the industry average is. So we are in fact today adding market share.

                  And the only way we can determine how well we're doing is by our internal metrics, and we simply do not today see any significant diminution of our growth rate in that area.

Kevin Foley:      But I guess following up on that, the traditional business will -- your guidance kind of assumes that's flat.

Male:             Yes. We used to think that it would contract, quite frankly.
                  We always -- our original business models two years ago assumed a five to seven percent section of that business. What we're finding is that ((inaudible)) are moving into an era where we're getting more and more international studies that we do that have telephone components outside the United States, and Internet components inside the United States. Now gradually those will move over to the Internet in Europe as -- when we had the database built. But currently we do a lot of that work by telephone.

                  So what's happened is that our traditional base of business has really maintained itself relatively flat at about 17 million a quarter, plus or minus a million, it goes up and down a little bit. But it's been really pretty much in a flat ((inaudible)) rather than the contraction that we originally expected.

Kevin Foley:      OK, and so the -- so I mean going back to the Internet that you expect that the industry is a little bit below 20 percent and you think you can do two to three times, that's sustainable?

Male: Well we're -- we just don't see any change. Because right now at this rate we see the conversion continuing in the sectors where we have very strong intellectual property, and particularly the healthcare sector, but also automotive and financial services and technology, areas where we have a really superior intellectual property. And we think that that conversion hasn't -- has just begun literally.

Kevin Foley:      OK. And you know, obviously you get a good sense for the year in this quarter. Can you just give us a sense of what the current business environment's like?

Male: Well actually, you know, the current business environment's begun to pick up a little bit. You know, we see it all over the place. And we see it in a variety of kind of qualitative ((inaudible)) percentage of proposals that seem to be getting funded has gone up a little bit. The tightness with regard to the budgets seems to have diminished a little bit. The industry sources are reporting an uptick in the probably the three to four percent range. Those might be a little bit conservative, they may be rising at higher than that is the sense that we get.

                  So if we're a measure any of the economy, we think that the -- that there is a gradual improvement taking place in the economy, it's not that extraordinarily robust, but it's beginning to pick up. You know, I make a point, our industry is driven by a -- kind of a unique phenomena, and it's of reason that growth rates and advertising and growth rates in market research have actually been accelerating over the past three decades.

                  And we are really driven heavily by the rate of new product introductions in the United States. And the rate of the new product introductions are driven very heavily by the rate of technology development. And I don't mean technology just in the sense of the technology companies, but also in, you know, the R&D that goes on in the healthcare industry, and the new products coming out in a variety of places.

                  And what's happened generally in our -- in our -- all of these industries is that the historic rates of growth have been going up fairly steadily now for three decades. Now obviously when you have a recession like we had a severe recession, everything gets contracted, and new product introductions drop off sharply because companies are unwilling to fund the R&D necessary to bring new products to the market. But we see that beginning to diminish, and what you tend to have is you tend to have a backlog buildup, quite frankly, in new products, and quite honestly I look forward to the next 18 months being pretty decent months in our industry and in advertising.

Kevin Foley:      OK, final question. Bruce, can you give us a sense of what kind of operating margin you're targeting and your guidance includes -- the target?

Bruce Newman:     Well the pre-tax numbers are essentially the same as the -- as operating, you know, numbers.

Kevin Foley:      OK, so the -- but I guess -- then all right, well what do we put in for growth then on the share count?

Bruce Newman:     The share count we project those up between 250 and 500,000 shares a quarter.

Kevin Foley:      Two hundred and fifty and 500 a quarter. OK, great thanks, nice quarter.

Male:             Thank you.

Operator:         We have a follow up question from Jim Bartlett with Bartlett
                  Investors.

Jim Bartlett:     Yes, what were your European and Japanese revenues for the fiscal year and for the fourth quarter?

Male: The -- for the fourth quarter combined they were right around eight million of the -- of the total, and for the whole year they were right around 30 million together. Europe's about 23, 24 million, Japan's about six for the year.

Jim Bartlett:     And Europe was down for the year?

Male: Yes, actually down in pounds sterling, the exchange rate was somewhat beneficial, you know, to us this year.

Jim Bartlett:     Thank you.

Operator:         At this time we have no further questions. Mr. Black, I'd like to turn the call back over to you for any concluding remarks.

Gordon Black:     I want to thank all of our management team, they've really done a splendid job this year. You don't get to have the kind of year we have without the contributions of a very large number of people. There will be people on this call who are employees, they have really had a wonderful year ((inaudible)) something that I want to ((inaudible)) to actually be paying out the kind of bonuses and commissions that we were paying out this year because they were well earned by the people who are here.

                  I'd also like to thank those of you who have been out there supporting this company in the marketplace, and we appreciate that. We try to be as responsive as we can, and provide as much information as we can to the market, and we are grateful for the interest that you have expressed in us in support for us over the past year.

                  Looking forward, we really see ourselves on a pretty wonderful trajectory, and in an environment where we are able to manage our cost side very carefully, and continue to expand in terms of new products and new entries into the marketplace. So we expect we're going to have a good year, and we'll look forward to reporting on it to you.

                  Thank you very much.

Operator:         This concludes today's conference call. We thank you for your participation, you may disconnect your phone line at this time.

                                       END